Exhibit A
Press Release


Contact:  Scott B. Gill (713) 439-8666         Baker Hughes Incorporated
                                               3900 Essex Lane, Suite 1200
Release:  Immediate                                        P. O. Box 4740
                                               Houston, Texas 77210-4740
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BAKER HUGHES REPORTS EARNINGS PER SHARE UP 61% FOR SECOND QUARTER-NEW
TECHNOLOGY AND KEY REGIONAL MARKETS CONTRIBUTE TO GROWTH

April 24, 1996. Houston, Texas - Baker Hughes Incorporated (BHI-NYSE, PSE and Zurich) reported sharply increased earnings for the second quarter of its fiscal year. Per share earnings increased 61% to $0.29, compared to $0.18 for the year-ago quarter. Revenues of $744.8 million were 14% higher than that of $652.6 million in the same period last year and net income of $41.6 million was up 49% from $28.0 million in the same period last year.

"Our continued strong results are being driven by our new technology and by our strong position in geographic markets with growing exploration and production programs," said James D. Woods, Chairman and Chief Executive Officer.

Operational Highlights
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Baker Hughes oilfield revenues were $655.6 million for the quarter, the highest revenue quarter since the company's merger in 1987 and up 15% from the prior year period. Profit before tax grew 30% to $86.1 million and margins increased by 150 basis points to 13.1%. All five oilfield divisions contributed to the growth.

Hughes Christensen continued the successful introduction of its new GT roller cone and Gold Series PDC drill bits, which significantly outperform competitive technology. These new product revenues contributed 40% of the oilfield bit revenues for the quarter compared to only 6% in the year ago quarter.

Baker Hughes INTEQ increased revenue by 19% compared to the prior year quarter. The Navi-Drill Ultra Series drilling motors continued to gain share in the directional drilling segment. The division's synthetic drilling fluid, the SYN-TEQ system, was used on the 100th customer well and the new EXCLUDER completion wellscreen has been successfully introduced for horizontal re-entry applications in the Gulf of Mexico.

Baker Oil Tools achieved a 13% revenue increase compared to the year-ago quarter. The external casing packer line had its best quarter ever. Baker Oil Tools continues to be the leader in completion tools, liner hangers and fishing services in major offshore markets.

Baker Performance Chemicals had an improved quarter, which was highlighted by the award of the oilfield chemical contract for the Hibernia project off Eastern Canada.

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The Centrilifit division, a leading supplier of electric submersible pump
(ESP) systems, realized an 11% revenue increase compared to the year ago quarter led by strong international demand for ESP systems.

Baker Hughes Process Equipment Operations revenues were $79.2 million for the quarter, up 6% from the prior year period. The outlook continues to be strong although several major projects have been deferred to later in the calendar year.

Strong Geographic Markets
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The premium markets of the North Sea, Gulf of Mexico, Venezuela and Nigeria
continued to show strong growth amid a flat worldwide drilling market. In these four key markets revenues increased 26% from the prior year and we expect these markets to continue to grow over the balance of 1996.

Integrated Solutions
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Integrated Solutions (IS) revenues continued to post steady gains during the quarter. Overall Integrated Solutions revenues were $97 million, up 52% from the prior year period. Nearly half of the IS revenue came from Europe, where Baker Hughes plays an important role in several major North Sea projects.

Positive Outlook
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"We remain optimistic for strong results over the balance of the year," Mr.
Woods said. "The healthy market is receptive to our new technology, our innovative systems and our integrated solutions capabilities."

"Our forecasts show continued growth in drilling activity in our key geographic markets. We believe our customers in these areas will move forward with their E&P projects even if energy prices drop below recent high levels."

Stockholder Rights Agreement and Quarterly Dividend
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The Baker Hughes Board of Directors has exercised its option to redeem all of the rights (a "Right") to purchase one one-hundredth of a share of Baker Hughes Series One Junior Participating Preferred Stock for the redemption price of $0.03 per Right (the "Redemption Price"), in accordance with Baker Hughes' Stockholder Rights Agreement. Additionally, the Baker Hughes Board of Directors declared a total distribution in the amount of $.115 per share of Baker Hughes Common Stock, payable May 24, 1996, to holders of record on May 6, 1996; which distribution includes the Redemption Price.

A table of comparative results follow:
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(In thousands, except per share amounts)


                                Three Months Ended         Six Months Ended
                                     March 31,                  March 31,
                                1996           1995        1996        1995


REVENUES:
 Sales                       $  500,276  $  447,302   $   965,231  $  859,209
 Services and rentals           244,546     205,307       474,288     400,317
                                -------     -------     ---------   ---------
  Total revenues                744,822     652,609     1,439,519   1,259,526
                                -------     -------     ---------   ---------
COSTS AND EXPENSES:
 Cost of sales                  292,928     258,533       560,264     500,349
 Cost of services and rentals   126,311      99,880       244,610     194,939
 Research and engineering        21,206      20,760        42,614      40,847
 Marketing and field service    164,138     149,132       325,377     294,081
 General and administrative      48,725      57,288        96,943     101,604
 Amortization of goodwill and
  other intangibles               7,454       7,463        14,847      15,340
                                -------     -------     ---------   ---------
 Total costs and expenses       660,762     593,056     1,284,655   1,147,160
                                -------     -------     ---------   ---------

Operating income                 84,060      59,553       154,864     112,366
Interest expense                (14,801)    (13,701)      (30,228)    (25,180)
Interest income                   1,303       1,268         1,785       2,075
                                -------     -------       -------     -------

Income before income taxes       70,562      47,120       126,421      89,261
Income taxes                    (29,003)    (19,120)      (52,464)    (37,030)
                                -------     -------       -------     -------

Income before cumulative effect
 of accounting change            41,559      28,000        73,957      52,231

Cumulative effect of
 accounting change -
 Postemployment benefits
 (net of $7,861 income
 tax benefit)                                                         (14,598)
                                -------     -------       -------     -------
Net income                     $ 41,559    $ 28,000      $ 73,957    $ 37,633
                                =======     =======       =======     =======





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(In thousands, except per share amounts)

                                Three Months Ended         Six Months Ended
                                     March 31,                  March 31,
                                1996           1995        1996        1995


Per share of Common Stock:
 Income before cumulative
 effect of accounting change * $  .29       $  .18       $  .52       $  .33
 Cumulative effect of
  accounting change                                                     (.10)
                               ------       ------       ------       -------
 Net income *                  $  .29       $  .18       $  .52       $  .23
                               ======       ======       ======       ======

Average shares outstanding
 during period                142,654      141,032      142,467      141,005

Depreciation expense         $ 29,415     $ 28,746     $ 58,777     $ 57,443
Capital expenditures         $ 51,636     $ 32,843     $ 86,312     $ 58,524

* The per share amount for the three and six months ended March 31, 1995 has been adjusted for dividends on preferred stock of $3.0 million and $6.0 million, respectively.


Baker Hughes is a leading provider of products and services for the oil, gas and process industries.

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NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL HOLDERS















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